EXHIBIT 10.2

Quality and Compliance Agreement

Parties:	Simplified Supplements, a contract manufacturer located as 2595 West Custer Rd, Salt Lake City, UT 84104; and ROKIT America___________________________ ("Customer")

Date:	October 2, 2019

Recitals:	A. The Customer requires third parties to provided contract manufacturing services, which may require Simplified Supplements and the Customer to comply with Good Manufacturing Practices; and

B. The parties wish to define the good manufacturing practice roles and responsibilities for the contract manufacturing of the Customer's products and enter into this Quality and Compliance Agreement ("Agreement"}.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Quality Statement

Simplified Supplements is a manufacturer of dietary supplements. Dietary supplements are defined in the United States as a product that is intended to supplement the diet and contains one or more of the following dietary ingredients: a vitamin, a mineral, an herbal or botanical, an amino acid, a dietary substance for use by humans to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients.

As a dietary supplement manufacturer producing products for distribution in the United States, Simplified Supplements is required to meet appropriate government manufacturing guidelines. Simplified Supplements understands and complies with the applicable sections of Good Manufacturing Practices (GMP) as detailed in Title 21, United States Code of Federal Regulations (CFR), Part 110 (for food ingredient and components), and Part 111 (for dietary supplement).

Scope

The purpose of this written agreement between the Customer and Simplified Supplements is to define the responsibilities for all aspects of the formulation, starting materials, production process and quality control testing (both in-process and finished product testing). To assure that Simplified Supplements fulfils these responsibilities, the Customer has the right to conduct on-site audits at Simplified Supplements.

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

Quality Standards

1. Site Registration

Simplified Supplements is licensed by the State of Utah as a food manufacturer (a Copy of the license is available upon request.)

Simplified Supplements is annually inspected by the Utah Department of Agriculture as a food manufacturer and currently holds a GMP facility certificate. (A copy of the license is available upon request)

Simplified Supplements is also classified as a dietary supplement manufacturer in accordance with Title 21, United States Code of Federal Regulations, Part 111 (CFR 21 Part 111), and is subject to inspection by the United States Food and Drug Administration (USFDA). (No certification or license is issued in this regard.)

Simplified Supplements is registered with the Food and Drug Administration (FDA) as a food manufacturer/processor/packer in accordance with the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, Titles fl/, Section 305. (Simplified Supplements can provide documentation of registration, including its registration number, to the Customer upon request.)

2. Production Facilities and Equipment

Simplified Supplements maintains all facilities and production equipment utilized in the development, manufacture, and supply of products in good operating condition and in accordance with all applicable laws and regulations.

As required by Good Manufacturing Practices for Dietary Supplements, Simplified Supplements will maintain appropriate Standard Operating Procedures (SOPs) for all processes in manufacturing.

3. Contract Laboratory Analysis

Simplified Supplements shall qualify any third party contract laboratory used in the analysis of products manufactured for the Customer. The names and contact information of all contract laboratories used in the analysis of the Customer's product is available upon written request.

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

4. Bulk Product I Finished Product Specifications

The Customer will provide Simplified Supplements with complete finished product and/or bulk product specifications. In these cases, the Customer is the sole owner of the product formula and has full responsibility for safety, efficacy, and claims made based on the product formula and specifications. If complete specifications have not been developed, Simplified Supplements will assist the Customer in researching and developing product formulas from market concepts. In these cases, Simplified Supplements is the sole owner of the product formula and Customer has full responsibility for safety, efficacy and claims made on the product formula and specification.

Prior to any commercial manufacturing, the Customer will receive from Simplified Supplements a final formula which lists formula ingredients and amounts, along with final package configuration in the form of a product quote. Once approved and signed-off by the Customer, no changes to the final formula will be made by Simplified Supplements without written authorization from the Customer's representative or an authorized designee. The formula and product specification development process is described and documented separately from this agreement for each product contracted with Simplified Supplements.

5. Prototype I Evaluation Samples

At the request of the Customer, Simplified Supplements will provide prototype samples for the Customer's review during the product development process. Samples will be provided at the expense of the Customer unless otherwise agreed upon.

6. Master Batch Records

Prior to any commercial manufacturing, Simplified Supplements will create a Master Batch Record for each product to be manufactured. The Master Batch record will contain in compliance with regulations:

(a)	The name of the d;etary ingredient to be manufactured and the strength, concentration, weight, or measure of each dietary ingredient for each batch size;
(b)	A complete list of components to be used;
(c)	An accurate statement of the weight or measure of each component to be used;
(d)

The identity and weight or measure of each dietary ingredient that will be declared on the Supplement Facts label and the identity of each ingredient that will be declared on the ingredients list of the dietary supplement;

(e)	A statement of any intenUonal overage amount of a dietary ingredient;
(f)

A statement of theoretical yield of a manufactured dietary supplement expected at each point, step, or stage of the manufacturing process where control is needed to ensure the quality of the dietary supplement, and the expected yield when you finish manufacturing the dietary supplement, including the maximum and minimum percentages of theoretical yield beyond which a deviation investigation of a batch is necessary and material review is conducted and disposition decision is made;

(g)	A description of the packaging and a representative label, or cross-reference to the physical location of the actual or representative label;
(h)	Written instructions, including the following:

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

(1)

Specifications for each point, step, or stage in the manufacturing process where control is necessary to ensure the quality of the dietary supplement and that the dietary supplement is packaged and labeled as specified in the master manufacturing record;

(2)	Procedures for sampling and a cross-reference to procedure for test or examinations;
(3)

Specific actions necessary to perform and verify points, step, or stage in the manufacturing process where control is necessary to ensure the quality of the dietary supplement and that the dietary supplement is packaged and labeled as specified in the master manufacturing record;

(i)	Such specific action must include verifying the weight or measure of any component and verifying the addition of any component; and
(ii)	For manual operations, such specific actions must include;

(A)	One person weighing or measuring a component and another person verifying the weight or measure; and
(B)	One person adding the component and another person verifying the addition.

(4)	Special notations and precautions to be followed; and
(5)	Corrective action plans for use when specification is not met

7. Raw Material Procurement and Specification Testing

Simplified Supplements will procure raw materials/packaging components for the purpose of manufacturing product unless otherwise defined in the final formula quote. Simplified Supplements has a qualification process for its suppliers through supplier questionnaires and/or on-site audits. Only materials from approved suppliers will be used in the manufacturing of the Customer's product unless the Customers identifies required suppliers or has independently procured raw materials/packaging components.

8. Sampling Procedure

Simplified Supplements statistically samples all incoming components intended for the manufacture offinished goods. Samples are used for testing and retained in accordance with 21 CFR 111.

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

9. Quality Control Testing of Raw Materials

Simplified Supplements requires a supplier Certificate of Analysis/ Specification to be reviewed and approved by the Quality Assurance Team prior to the purchase of all materials. When a material does not meet specification standards it is either not ordered or purchased only with prior authorization from the Customer. Raw materials are subject to extensive testing including, but not limited to:

•	Identity Testing- Scientifically valid identity testing is required on all incoming raw materials
•	Potency Analysis - Quantification of active compounds will only be performed on label claimed active materials.
•	Contamination Testing - Specifications will be established where appropriate, based on Customer requirements and industry standards.

o	Heavy Metals and Pesticide/Herbicide contamination is included in the verification of the suppliers C of A and reduced testing is subject to supplier qualification level
o

Microbial Testing-Simplified Supplements standard microbial panel consists of Total Plate Count, Enterobacterial Count, Yeast & Mold Count, Coliform Count, Salmonella, E. coli and Staphylococcus aureus.

The specifications range for each material type will be based on the Customer requirements and industry standards. Specifications and testing parameters will be established based on individual raw material risk analysis and NSF International/ANSI Standards for Dietary Supplements.

Simplified Supplements qualifies all raw material and component suppliers. Supplier's qualification levels are determined based on the Supplier Qualification Form, available raw material documentation and confirmatory testing conducted on, at minimum, the first five receipts of materials from a new supplier. Once qualified, confirmatory testing will be conducted on subsequent lots in accordance with SOP 5.06 - Vendor Qualification Program.

10.  Production Processes

Completed batch records documenting all production processes will be maintained and retained in compliance with regulations for all Customer products manufactured by Simplified Supplements. Any deviation from the established manufacturing instructions or processes will be documented and included into the Production Batch Record.

11.  Product Labeling

With the Customer approving all label design or providing Simplified Supplements with the finished product label, the Customer warrants and takes full responsibility for the label conforming to the FDA's labeling regulations set forth in 21 CFR 101 and that all product claims appearing on the label are permissible claims and are adequately substantiated. Simplified Supplements is unable to apply labels to finished product if it does not meet all label regulations, as under 12 CFR 111 the product is considered adulterated.

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

Simplified Supplements will establish and label product with a unique identifier and manufacturing and/or packaging date.

12.  Finished Product Testing and Release of Product

Simplified Supplements ensures that all finished product specifications supplied by the Customer are met. Upon request a Certificate of Analysis will be created prior to shipment of product to the Customer. Testing is required on all finished products in compliance with 21 CFR 111. The following Finished Product testing protocols meet current FDA guidelines. Any added product testing or increased frequency of testing requested by the customer will be performed at additional costs.

•

Assay Testing - Quantification testing will only be performed on a subset of the of the active compounds listed on the finished product label per batch that can accurately be tested in finished product form using scientifically valid methods. If activity levels cannot be tested by Simplified Supplements' contract laboratories the verification will be based upon input values of the raw materials and manufacturing in-process controls.

•	Microbial Testing - Specifications and testing parameters will be established based on individual finished product risk analysis and NSF International/ANSI Standards for Dietary Supplements
•

Heavy Metal Testing - Specifications and testing parameters will be established based on individual finished product risk analysis and United States Pharmacopeia (USP), AHPA, and NSF International/ANSI Standards for Dietary Supplements

13. Stability Testing

The Customer will determine the expiration date (if any) to be applied to the product. To support the expiration dating, the Customer will use data from accelerated and/or real-time stability studies. The studies shall be appropriate to each product as reasonably determined by the Customer. To meet FDA GMP guidelines it is recommended that real time studies are conducted in parallel with the accelerated stability studies for Dietary Supplements that have expiration dates. The Customer is fully responsible to assure that stability studies they perform or procure are performed as required by FDA and that the results support the expiration da6ng that the Customer assigns to the product.

14. Records and Sample Retention

Simplified Supplements will retain all records associated with the manufacture, analysis, and distribution of product made for the Customer in compliance with current regulations. These records will be made availabre to the Customer upon written request. In addition, raw material and bulk product samples (twice the quantities sufficient to conduct normal release testing) and finished product samples wm be retained in compliance with current regulations.

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

15. Customer Complaints

Simplified Supplements will investigate quality issues relating to products made for the Customer. The Customer will notify Simplified Supplements of the specific complaint, item number, and lot number. A written record of the investigation including conclusions and follow- up, will be provided to the Customer in a timely manner and retained as per the Records and Samples section above.

16. Warranty and Indemnification

Simplified Supplements warrants that it is in compliance with all applicable federal, state and local laws and regulations. Simplified Supplements further warrants that all products sold and delivered to the Customer are hereby guaranteed to not be adulterated within the meaning of the US Food, Drug & Cosmetic Act (''Act"), and not an article which may not be introduced into interstate commerce under the provision of Section 404, 505, or 512 of the Act and that all products will be of marketable quality.

17. Regulatory Compliance

Simplified Supplements confirms that there are no actual or threatened enforcement actions by the FDA or other federal, provincial, state or foreign agency which has jurisdiction over Simplified Supplements operations or products, including, without limitation, any fines, injunctions, civil or criminal penalties, investigations, debarments or suspensions.

18. GMP Agreement Checklist

The GMP Agreement Checklist ("Checklist") is attached as Exhibit A and incorporated herein by reference. This Checklist sets out responsibilities for each product and indicates the responsibility being assigned to the Customer or to Simplified Supplements. Additional space is provided below listed responsibilities to provide additional comments or clarification as needed. To the extent of any conflict or inconsistency between the Agreement and the Checklist, the terms of the Agreement shall prevail.

19. Miscellaneous

a)	No modifications or amendments to this Agreement shall be binding upon the parties unless made in writing and signed by the parties.
b)	This Agreement shall be binding upon and adhere to the benefits of the parties and their respective successors and approved assignees.
c)

This Agreement replaces all prior written and oral communication and is the complete agreement regarding Good Manufacturing Practices for the manufacture of the Customer's products. This Agreement does not include or cover terms for pricing and delivery of the products and any such terms are expressly excluded.

d)

This Agreement shall be governed by the State of Utah without regard to is conflict of law provisions. The Convention relating to a Uniform Law on the International Sale of Goods of 1964 and the United Nation Convention on Contracts for the International Sale of Goods of 1989 are not applicable to this agreement. Any dispute arising from this Agreement shall be adjudicated exclusively in the State and courts sitting in Davis County, Utah.

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

The parties have executed this Quality and Compliance Agreement on the day and year first written above. This agreement will take effect upon receipt of the first purchase order (PO) and will continue as long as the Customer remains an active client. A copy of the first purchase order issued to Simplified Supplements will be attached to this agreement

Simplified Supplements		The Customer

By:	/s/ Alex Baskett	By:	/s/ Lee Min Goo
Name:	Alex Baskett	Name:	Lee Min Good
Title	10/02/2019	Title:	President
10/02/2019

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

GMP Agreement Checklist

Responsibilities	Simplified Supplement Solutions	Customer
Compliance -

Conform to Good Manufacturing Practices for Dietary Supplements as detailed in Title 21, United States Code of Federal Regulations (CFR), Part 110 (for food ingredient and components}, and Part 111 (tor dietary supplement).

	X	X
Mutually agreed upon specifications for the Products which are the subject of this agreement. Specifications in place at the time of this agreement are attached.	X	X
Changes to the agreed upon specifications must be mutually agreed upon and communicated in writing between the parties of this agreement.	X	X
Ensure that the specifications for Products are in compliance with the current regulations.	X	X
Supply Products that conform to the mutually agreed upon specifications	X
Upon request, disclose to the Customer recent regulatory agency inspections and findings pertaining to the Products.	X
Notify promptly if, in the course of a regulatory inspection, negative findings are made related to the quality of the Products produced.	X	X
Packaging and Labeling

Customer warrants and takes full responsibility for the label conforming to the FDA's labeling regulations set forth in 21CFR 101 and that all product claims appearing on the label are permissible claims and are adequately substantiated

X

If Products are repackaged, processed or packaged from bulk, samples will be retained for a period of 1-year beyond the shelf life date, if shelf life dating is used, or 2 years beyond the date of distribution of the last batch of finished products associated with those records

X
Simplified Supplements is unable to apply labels to finished product if it does not meet all label regulations, as under 12 CFR 111 the product is considered adulterated	X

Exhibit A

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

Responsibilities	Simplified Supplement Solutions	Customer
Storage and Distribution
Maintain and supply upon request documentation that supports the recommended storage and transportation conditions plus reevaluation or expiry dates.	X
Ensure that Products are stored and shipped in accordance with manufacturer's recommended storage conditions.	X	X
Change Control
Changes to products, documentation or testing will be evaluated and communicated based upon agreed criteria and timelines.	X
Non-Conf.prmance.

All non-conformance will be investigated. Where applicable this includes the identification of the root cause, a risk analysis (including the risk to other lots and the impact to other test results) of the actions taken for correction of the problem, prevention of future occurrence and the formal conclusion by Simplified Supplements' Quality Assurance. If an investigation reveals that there is an impact to Products received by the Customer, Simplified Supplements shall inform Customer without unreasonable delay

X
Out of Specifi®tion (00S)
Out-of-specification (005) test results should be investigated and documented according to a documented procedure	X
Deviatio s
If significant deviations from an established process are recorded, there should be evidence of suitable investigations and a review of the quality of the Products.	X
Complaints		-

Have a written procedure to investigate and document quality related complaints. A root cause analysis, actions taken for correction of the problem, prevention of future occurrence and the formal conclusion will be provided to the Customer within a reasonable time after receipt of the complaint.

X

Complaints made shall at least indicate the Simplified Supplements batch number of the Products and complaint subject. The complaint shall be communicated to Simplified Supplements within a reasonable time after receipt of the Products.

Samples will be provided where appropriate and available.

X

Exhibit A

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

Responsibilities	Simplified Supplement Solutions	Customer
The parties shall cooperate in the exchange of information required to effectively conduct an investigation.	X	X
Recalls
In the case of a recall of the Products, Simplified Supplements shall inform Customer without unreasonable delay of the planned recall.	X
Have a written recall procedure.	X

Customer shall notify Simplified Supplements of any finished product recall which has been investigated or is under investigation and has potential to be related to the quality of the Products, as soon as possible.

X
The parties shall cooperate in the exchange of information required to effectively conduct a recall or recall investigation.	X	X
Auditing
Have the right to audit Simplified Supplements' facilities, systems and documentation, as they relate to the handling of Products, at mutually agreed upon times.		X
Allow Customer to audit facilities, systems and documentation, as they relate to the manufacture of Products, at mutually agreed upon times.	X
Agree on requirements for auditing by the Customer the original manufacturer or otherthird parties.	X	X
If required, a confidentiality agreement will be executed within a reasonable period of time prior to the audit.	X	X
Customer shall issue a confidential written audit report to the Simplified Supplements, which will include audit observations, within 30 days.		X

Simplified Supplements shall issue responses within 30 days to all observations in writing to Customer Quality Assurance. Where the Simplified Supplements commits to a corrective action, a description and timeframe for completion will be included in the written response.

X

Exhibit A

CONFIDENTIAL: Information contained in this document is the property of Simplified Supplement Solutions and privileged under the law. This document may not be copied, shown or otherwise disclosed to any person who is not an authorized supply contractor or has signed a Simplified Supplement Solutions Nondisclosure Agreement.

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